EXHIBIT 5.1

February 14, 2003

Digital Video Systems, Inc.
1731 Technology Drive, Suite 810
San Jose, CA 95110

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 14, 2003 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of the issuance of 1,417,342 shares (the "Shares") of common stock, par value $0.0001 per share upon exercise of options granted under the 2002 Stock Plan and 2002 Director Option Plan (the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the proposed sale and issuance of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation